Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is entered into between Kubient, Inc., together with its existing and future direct and indirect subsidiaries and controlled affiliates (the “Company”), and Leon Zemel (“Employee”) (each individually, a “Party,” and collectively, the “Parties”). The Parties hereby agree as follows:

1.          Separation of Employment. Employee hereby acknowledges that Employee’s employment with the Company is terminated effective October 2, 2023 (the “Separation Date”). In lieu of providing Employee with fifteen (15) days’ advance notice of termination required under Section 3 of the Employment Agreement, dated effective as of April 12, 2021, entered into by and between the Parties (the “Employment Agreement”), the Company will pay Employee all wages Employee would have accrued through the fifteen-day notice period (the “Notice Pay”).

2.          Accrued Obligations and Benefits. Regardless of whether Employee enters into this Agreement, the Company will pay Employee all accrued wages earned through and including the Separation Date, plus the Notice Pay, less applicable withholdings, in accordance with the Company’s regular payroll practices but no later than ten (10) days after the Separation Date. Provided Employee is already enrolled in Company healthcare insurance benefits coverage, Employee shall continue to receive such coverage through October 31, 2023. If Employee wishes to continue healthcare insurance benefits coverage beyond October 31, 2023, Employee must timely elect such coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Pursuant to the terms of the Restricted Stock Unit Award Agreement, dated February 12, 2022 (the “Award Agreement”), granted under the Kubient, Inc. 2021 Equity Incentive Plan (the “2021 Equity Plan”), Employee shall vest in one hundred percent (100%) of the remaining unvested shares of common stock of the Company granted under the Award Agreement in connection with Employee’s termination of employment and the underlying shares will be delivered in accordance with the terms of the Award Agreement and the 2021 Equity Plan. Except as expressly provided in the applicable award agreements or plans or in this Agreement, Employee will receive no additional compensation, bonus, severance, commissions, equity or other benefits after the Separation Date.

3.          Survival of Post-Termination Rights and Obligations. Employee acknowledges and understands that the Parties’ post-termination obligations and rights under (a) the Confidential Information, Invention Assignment and Arbitration Agreement, dated April 12, 2021, entered into by and between the Parties (the “CIAAA”), (b) the Employment Agreement, effective as of April 12, 2021, entered into by and between the Parties (the “Employment Agreement”), and (c) any equity award agreements granted under the 2021 Equity Plan, shall survive the termination of Employee’s employment with the Company and shall remain in full force and effect hereafter.

4.          Consideration to Employee. Pursuant to the terms of this Agreement and the Employment Agreement, Employee is receiving certain severance and other benefits to which Employee would not otherwise be entitled. In exchange for promises by Employee in this Agreement, including but not limited to a release of claims and promise to cooperate post-termination, and provided that this Agreement is timely signed by Employee, returned to the Company, and not revoked as set forth in Section 14 of this Agreement, the Company shall provide to Employee the following consideration (collectively, the “Consideration”):

a.          Severance Payments. The Company shall pay Employee the total gross amount of One Hundred Ninety-Five Thousand Dollars and No Cents ($195,000.00), representing the equivalent of six (6) months of Employee’s base salary at the rate in effect immediately prior to the Separation Date, less the Notice Pay (as such reduction is permitted under Section 4(f) of the Employment Agreement), and less applicable taxes and withholdings, payable in equal installments on the Company’s normal payroll dates over six (6) months with the initial installment to be made on the Company’s first regularly scheduled payroll date following the Effective Date of this Agreement as defined in Section 14 below.

b.          COBRA Subsidy. If Employee timely and properly elects healthcare insurance continuation coverage under COBRA, timely pays the applicable COBRA premium directly to the COBRA administrator, and remits documentation of Employee’s payment of the applicable COBRA premium to Joshua Weiss, Chief Financial Officer, via email at josh.weiss@kubient.com, no later than thirty (30) days after Employee pays the applicable COBRA premium, then the Company shall reimburse Employee for the difference between the monthly COBRA premium paid by Employee for Employee and Employee’s dependents and the monthly premium amount paid by similarly situated active executives (“COBRA Subsidy”). Such COBRA Subsidy reimbursement shall be paid to Employee by the last day of each month immediately following the month in which Employee timely remits documentation to the Company evidencing the premium payment paid by Employee. Employee shall be eligible to receive such COBRA Subsidy reimbursement until the earliest of: (i) the sixth (6th) month following the month in which the Separation Date occurs; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Employee becomes eligible to receive similar coverage from another employer or other source.

c.          Pro-Rated Bonus. Employee shall be eligible to receive an annual performance bonus for 2023 with a target achievement equal to twenty percent (20%) of Employee’s base salary immediate in effect prior to the Separation Date, to the extent earned based on the attainment of applicable performance goals as determined by the Board of Directors of the Company in its sole discretion following the end of the 2023 calendar year, pro-rated based on the total number of days elapsed (and worked by Employee) in the 2023 calendar year as of the Separation Date (the “Pro-Rated Bonus”). If and to the extent earned, the Pro-Rated Bonus, less applicable taxes and withholdings, shall be paid to Employee at the same time annual bonuses are paid generally to senior executives of the Company for the 2023 calendar year, less applicable withholdings, but in no event later than March 15, 2024.

d.          Accelerated Vesting. Pursuant to the terms of the Employment Agreement, this Agreement, and the Restricted Stock Award Agreement, dated February 15, 2022, granted by the Company to Employee under the 2021 Equity Plan (the “Share Award”), Employee shall vest in one hundred percent (100%) of the remaining unvested shares of common stock of the Company granted under the Share Award and the underlying shares will be delivered in accordance with the terms of the Share Award and the 2021 Equity Plan (the “Accelerated Vesting”).

5.          Release. In exchange for the Consideration described in Section 4 above, Employee, on behalf of Employee and Employee’s representatives, heirs, successors and assigns, hereby completely release and forever discharge the Company and any past, present, and future parent companies, subsidiaries, divisions, and affiliates of the Company, and its and their past, present, and future shareholders, officers, directors, members, agents, employees, attorneys, insurers, employee benefit plans and their administrators, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, and liabilities of every kind, known or unknown, which Employee may now have or has ever had up through the date Employee signs this Agreement (the “Release”). This Release includes, but is not limited to, all claims arising out of Employee’s employment with the Company and the termination of that employment, whether based on tort, contract (expressed or implied), or any federal, state, or local law, regulation or ordinance (collectively, “Released Claims”). By way of example only, Released Claims include any claims arising under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (the “ADEA”), the Older Worker’s Benefit Protection Act, the Post Civil War Civil Rights Acts (42 USC §§ 1981-1988), the Civil Rights Act of 1991, the Equal Pay Act, the Occupational Safety and Health Act, the Americans with Disabilities Act as amended, the Uniformed Services Employment and Reemployment Rights Act, the Davis-Bacon Act, the Walsh-Healey Act, the Employee Retirement Income Security Act (other than claims for vested benefits), Executive Order 11246, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, and any other federal, state or local statute, regulation or ordinance governing the employment relationship. This Release further includes any claims asserting negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud, defamation, invasion of privacy, claims related to disability, any and all claims for wages, commissions, compensation, reimbursement, disbursements, bonuses, benefits, equity, vacation, penalties and any other claims arising under or related to employment laws or regulations. Employee likewise releases the Released Parties from any and all obligations for attorneys’ fees and other legal costs incurred in regard to the above claims or otherwise. This Release covers all waivable claims including those not specifically mentioned in this Agreement.

6.          Waiver of Unknown Claims. The Parties understand and agree the Release in Section 5 above includes not only claims presently known to Employee, but also all unknown or unanticipated claims, rights, demands, actions, obligations, and liabilities of every kind that are covered by the Release. Employee understands that Employee may later discover facts different from what Employee now believes to be true, which, if known, could have materially affected Employee’s decision to sign this Agreement, but Employee nevertheless waives any claims or rights based on such different or additional facts.

7.          No Claims Filed; Covenant Not to Sue. Employee affirms that Employee has not filed nor caused to be filed, and is not presently a party to, any lawsuits or arbitrations against any of the Released Parties in any forum. Employee also promises not to sue or participate in any lawsuit or arbitration against the Company or any of the other Released Parties, either individually or as a class member or a claimant in a collective action, alleging any claim covered by the Release in Section 5 above. However, nothing in this Section 7 prevents Employee from filing a suit to (a) enforce this Agreement or (b) challenge its validity under the ADEA. Consequences of breaching this Section 7 are described below in Section 13.

8.          Release Exclusions and Additional Employee Protections. Nothing in the Release in Section 5 above or anything else in this Agreement limits or otherwise affects: rights to any vested retirement benefits or other accrued benefits to which Employee is already entitled; claims for workers’ or unemployment compensation; claims that arise after the date Employee signs this Agreement; claims to enforce this Agreement; and any other claims that cannot lawfully be waived. In addition, nothing in any part of this Agreement limits Employee’s rights to: file a charge with, provide information to, testify to or before, or participate in an investigation or proceeding conducted by, any federal, state or local government agency responsible for enforcing any law; report possible violations of any law or regulation to any such agency; make other disclosures protected under whistleblower provisions of any law or regulation; or disclose or discuss a sexual assault or sexual harassment dispute arising after this Agreement is signed by Employee. Notwithstanding the above, Employee expressly waives all rights to recover money or other individual relief in connection with any administrative or court action related in any way to any claim covered by the Release in Section 5 above, whether brought by Employee or on Employee’s behalf. However, Employee may recover money properly awarded by the U.S. Securities and Exchange Commission as a reward for providing information to that agency.

9.          Taxes and Indemnification. Employee agrees to pay all taxes (other than payroll taxes) found to be owed based upon the Consideration provided to Employee under this Agreement and to indemnify and hold the Company harmless for any federal, state and local tax liability (including taxes, interest, penalties or the like, and required withholdings), which may be asserted against or imposed upon the Released Parties by any taxing authority related to such consideration due to Employee’s non-payment of taxes for which Employee is legally responsible. Employee understands and agrees that the Company may file any necessary tax documentation regarding the Consideration provided to Employee under this Agreement. Employee and the Company acknowledge that nothing herein constitutes tax advice to the other Party.

10.          Employee Representations. Employee represents and warrants that Employee has: (a) been paid all compensation owed for all hours worked, including, but not limited to, any overtime and bonus if applicable; (b) received all the requested leave and leave benefits and protections for which Employee was eligible under the Family and Medical Leave Act or otherwise; and (c) not suffered any on-the-job injury for which Employee has not already filed a claim. In addition, it is Company policy to encourage reporting within the Company all possible violations of any law, and no one has interfered with Employee’s reporting of any such violations. Employee further represents that: (i) Employee has not alleged any claim against the Company or any other Released Parties, the factual foundation for which involves sexual harassment under applicable law; (ii) no part of the Consideration pursuant to this Agreement is a payment related to sexual harassment or sexual abuse as set forth in Section 162(q) of the Internal Revenue Code; and (iii) Employee does not contend and is not aware of any facts to suggest that Employee has been subjected at any time to any acts of discrimination, retaliation, sexual harassment or sexual abuse by the Company or any other Released Parties.

11.          Cooperation. Employee agrees that following the Separation Date, Employee will cooperate fully with the Company in connection with: (a) any defense, prosecution, or investigation of claims or demands by or against third parties; and (b) any matters arising from or related to events during Employee’s employment by the Company. In addition, Employee agrees to execute any documents required to carry out the terms of this Agreement. Such cooperation includes, without limitation, being available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews plus deposition and trial testimony. The Company will reimburse Employee for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Employee’s scheduling needs.

12.          Non-Admission. This Agreement is intended to facilitate an amicable separation of Employee’s employment with the Company and is not intended and shall not be construed as an admission of wrongdoing by either Party.

13.          Effect of Breach; Return of Consideration; Attorney’s Fees. If Employee breaches the surviving terms of the CIAAA, the Employment Agreement, or Sections 7, 10, 11, 16, or 21 of this Agreement, the Company’s obligations to provide Employee the Consideration above shall cease immediately except for $200, and Employee will be required to repay to the Company the entire Consideration received by Employee except for $200, including, but not limited to, returning to the Company any stock underlying the Accelerated Vesting and any proceeds from the sale or transfer of the stock underlying the Accelerated Vesting; alternatively, the Company may at its option forego the remedy above and instead require Employee to pay the Company’s legal costs incurred in enforcing the CIAAA, the Employment Agreement, and/or this Agreement, including its reasonable attorneys’ fees. Further, nothing in this Agreement prevents the Company from pursuing an injunction to enforce the surviving terms of the CIAAA, the Employment Agreement, or Sections 7, 10, 11, 16, or 21 of this Agreement. Nothing in this Section 13 is intended to, nor shall be construed to apply to any contrary rights of Employee under the ADEA.

14.          Time to Consult, Consider and Revoke; Effective Date. By this Agreement, Employee has been advised to consult with an attorney before signing this Agreement. Employee acknowledges and understands that the Release in Section 5 above effectively waives all claims under the ADEA, and agrees that this Agreement complies with the OWBPA. Employee also acknowledges the Company has provided Employee with the disclosure required under 29 U.S.C. § 626(F)(1)(H). Employee further acknowledges that Employee has had the opportunity to consider this Agreement and the disclosure for forty-five (45) days before signing this Agreement, although Employee may choose to sign it sooner. However, Employee must not sign this Agreement before the Separation Date. Any material or non-material changes made to this Agreement after Employee receives this Agreement do not restart the running of the 45-day review period. Employee has seven (7) days in which to revoke this Agreement after signing it if Employee wishes (the “Revocation Period”). To revoke this Agreement, Employee must send the Company a written notice of revocation addressed to Joshua Weiss, Chief Financial Officer, via email at josh.weiss@kubient.com, before the Revocation Period expires, with the original notice of revocation sent via U.S. Mail to Joshua Weiss, Chief Financial Officer, Kubient, Inc., 500 7th Avenue, 8th Floor, New York, NY 10018, postmarked no later than the last day of the Revocation Period. This Agreement shall become effective on the eighth (8th) day after the date Employee signs this Agreement, provided that Employee has not timely revoked it (the “Effective Date”). In the event Employee signs this Agreement before the Separation Date, fails to timely sign this Agreement, or revokes this Agreement within seven days after having signed it, the Company’s obligations under this Agreement shall be null and void. Employee acknowledges and understands that the Company is not obligated to provide the Consideration to Employee until after the Effective Date.

15.          Integration; Modification. Employee acknowledges that this Agreement, the CIAAA, the Employment Agreement, the Award Agreement, and the Share Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede any other agreements and understandings among Employee, the Company and any other Released Parties, whether written or oral, express or implied, regarding Employee’s employment, termination and benefits. Employee has not relied on any statement or promises by anyone other than those contained in this Agreement and has entered into this Agreement knowingly without reliance upon any other representation, promise, or inducement not set forth herein. This Agreement shall not be modified unless in writing and signed by both the Company and Employee.

16.          Transfer of Claims. Employee has not assigned, transferred, or purported to assign or transfer to any person or entity any claims released under Section 5 above. Employee agrees to indemnify and hold the Released Parties harmless against all rights, claims, warranties, demands, debts, obligations, liabilities, costs, legal costs (including attorneys’ fees) or judgments based on or arising out of any such assignment or transfer. Employee further warrants that nothing prohibits Employee from entering into this Agreement.

17.          Binding Effect. This Agreement shall bind and inure to the benefit of the Parties’ representatives, agents, successors, assigns, heirs, attorneys, current and future affiliates, and predecessors, as well as any of the Released Parties. This Agreement shall not benefit any other person or entity except as specified in this Agreement.

18.          Sufficiency of Consideration; Severability. Employee agrees that the Consideration provided to Employee hereunder are good and valuable consideration for Employee’s signing of this Agreement. Should a court of competent jurisdiction determine that the Release in Section 5 above is invalid, void or unenforceable, then Employee agrees the Company’s obligations under this Agreement are null and void and Employee shall return to the Company the Consideration, including, but not limited to, any stock underlying the Accelerated Vesting and any proceeds from the sale or transfer of the stock underlying the Accelerated Vesting. If any other provisions in this Agreement are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall continue in full force. In the event of a final, non-reviewable, non-appealable determination that any provision in this Agreement (in either case, whether in whole or in part) is void or constitutes an unreasonable restriction against Employee, such provision shall not be rendered void but shall be deemed modified or reformed by the court to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as may constitute a reasonable restriction under the circumstances. Nothing in this paragraph is intended to, nor shall be construed to apply to any contrary rights of Employee under the ADEA.

19.          Governing Law, Interpretation, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party for any reason. Any and all disputes between the parties arising from or related to this Agreement shall be exclusively heard and determined before a federal or state court located in the State of New York. The Parties hereto acknowledge that such court has the jurisdiction to interpret and enforce the provisions of this Agreement and the Parties waive any and all objections that they may have as to personal jurisdiction or venue in any of the above courts.

20.          Representation by Counsel. The Parties acknowledge that (a) they have had the opportunity to consult counsel in regard to this Agreement, and (b) they have read and understand this Agreement and are fully aware of its legal effects.

21.          Return of Company Property. Employee represents that on or before the Separation Date, Employee returned to the Company all Company property in Employee’s possession or control, including without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates.

22.          No Waiver. No waiver of any claim for breach of rights under this Agreement shall be deemed a broader waiver unless the broader waiver is acknowledged in a writing executed by the waiving Party.

23.          Headings; Electronic Transmissions; Counterparts. Headings in this Agreement are for reference purposes only and shall not in any way affect this Agreement’s meaning or interpretation. This Agreement may be executed in several counterparts and by electronic transmissions (e-mail, facsimile and/or scanner) and all so executed copies shall constitute one Agreement, binding on all the Parties hereto, even though the Parties are not signatories to the original or same counterpart.

24.          Acceptance. To accept this Agreement, Employee must sign and date below and return this Agreement within forty-five (45) days to Joshua Weiss, Chief Financial Officer, Kubient, Inc., 500 7th Avenue, 8th Floor, New York, NY 10018, email at josh.weiss@kubient.com.

[SIGNATURES ON FOLLOWING PAGE]

Employee represents and warrants that Employee has read this Agreement in its entirety, has been offered forty-five (45) days to review this Agreement, has been advised to consult with an attorney, fully understands all the terms of this Agreement, and voluntarily and knowingly accepts those terms.

EMPLOYEE	KUBIENT, INC.

By:

Leon Zemel		Joshua Weiss
Chief Financial Officer

Date:	Date: